UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2018

Commercial Metals Company

(Exact name of registrant as specified in its charter)

Delaware	1-4304	75-0725338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(214) 689-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On February 21, 2018, Commercial Metals Company (the “Company”) and CMC International Finance S.à R.L., its wholly owned subsidiary, entered into a Joinder Agreement and Fifth Amendment (the “Amendment”) to the Fourth Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent (“Bank of America”), Swing Line Lender and L/C Issuer, the lenders from time to time party thereto, Wells Fargo Bank, National Association, Citibank, N.A. and PNC Bank, National Association as Co-Syndication Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, PNC Bank, National Association and Citibank, N.A. as Joint Lead Arrangers and Joint Book Managers.

The Amendment amends the Credit Agreement to, among other things, provide for a coterminous delayed draw term loan facility in the maximum aggregate principal amount of up to $200.0 million (the “2018 Term Loan”), the proceeds of which are required to be used to (i) finance the acquisition by the Company of certain assets of the business, and certain outstanding common stock, belonging directly or indirectly to GNA Financing, Inc., a Delaware corporation, or certain of its subsidiaries and affiliates (collectively, the “Target”), pursuant to the Company’s previously disclosed Stock and Asset Purchase Agreement, dated as of December 29, 2017, with the Target (the “Contemplated Acquisition”), (ii) repay certain existing indebtedness of the Target and its subsidiaries and (iii) pay transaction fees and expenses related thereto.

The 2018 Term Loan will mature on June 23, 2022 and generally will bear interest on the same terms and conditions as the existing term loans under the Credit Agreement. The 2018 Term Loan will be jointly and severally guaranteed by all of the Company’s subsidiaries that guarantee its indebtedness under the Credit Agreement and will be secured by first-priority liens on the Company’s U.S. inventory and the Company’s U.S. receivables originated by its steel fabricating business.

As provided in the Credit Agreement, to the extent the 2018 Term Loan is not repaid earlier, the Company will be required to make principal payments on the 2018 Term Loan in quarterly installments in an amount equal to 1.25% of the original drawn principal amount after giving effect to any prepayments. Such principal payments will be due on the last business day of each of the Company’s fiscal quarters following the funding date of the 2018 Term Loan for the life of the 2018 Term Loan.

As previously disclosed, on December 29, 2017, the Company entered into a Commitment Letter with Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain other commitment parties named therein (the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide the Company with a senior secured term loan B facility in the aggregate principal amount of up to $600.0 million (the “Term Loan B Facility”) to fund all or a portion of the purchase price for the Contemplated Acquisition and pay certain fees and expenses in connection therewith. In connection with the entry into the 2018 Term Loan, the commitments under the Term Loan B Facility were reduced from $600.0 million to $400.0 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Joinder Agreement and Fifth Amendment to the Fourth Amended and Restated Credit Agreement, dated February 21, 2018, by and among Commercial Metals Company, CMC International Finance, S.à R.L., the lenders party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: February 23, 2018	By:	/s/ Mary Lindsey
	Name:	Mary Lindsey
	Title:	Senior Vice President and Chief Financial Officer